Exhibit 10.3

AMENDMENT NO. 2 TO LEASE AGREEMENT
FOR
KEYES, CALIFORNIA
ETHANOL PRODUCTION FACILITY

This Amendment No. 2 to Lease Agreement (“Amendment”) is entered into as of this 9th day of March, 2011, by and between Cilion, Inc., a Delaware corporation (hereinafter “Landlord”), AE Advanced Fuels Keyes, Inc., a Delaware corporation (hereinafter “Tenant”) and AE Advanced Fuels, Inc., a Delaware corporation (“Parent “Sub”), each of which are wholly-owned subsidiaries of AE Biofuels, Inc., a Nevada corporation (“Parent”).

RECITALS

A.           Landlord, Tenant and Parent entered into a Lease Agreement dated December 1, 2009 (the “Lease Agreement”) and entered into Amendment No. 1 to the Lease Agreement on October 29, 2010.

B.           Landlord, Tenant and Parent entered into a Project Agreement dated December 1, 2009 (the “Project Agreement”), of which the Lease Agreement is a part, and entered into an Amendment No. 1 to Project Agreement dated October 29, 2010.

C.           In accordance with the Project Agreement, Parent (on behalf of Tenant) has agreed to complete certain Repair and Retrofit Activities with respect to the Keyes Plant.

D.           In order to finance the Repair and Retrofit Activities, Project Company has consummated a senior debt financing in the principal amount of four million five hundred thousand dollars ($4,500,000) with Third Eye Capital Corporation or its affiliates (the “Third Party Financing”).  Additional financing from Third Eye Capital and other parties is planned to fund additional Repair and Retrofit Activities and the restart of the plant.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged by each party, the parties hereby agree to the amendment the of Lease Agreement as follows:

DEMISE; TERM

Section 1.01 Demise of Leased Premises; Term of the Lease Agreement shall be amended in part as follows:

Lines 4, 5 and 6:  “thirty-six (36) months” shall be restated as “sixty (60) months”.

Line 19: “January 31, 2011” shall be restated as “March 31, 2011”.

Section 1.02 Early Termination of the Lease Agreement shall be amended and restated in its entirety to read as follows:

“Section 1.02 Early Termination.  Notwithstanding the foregoing, Landlord, in its sole and absolute discretion, shall have the right to terminate this Lease prior to the Expiration Date, which termination shall be effective on the last day of the thirty-six (36) month anniversary of the Lease Commencement Date (the “Early Termination Effective Date”).  Landlord shall give Tenant prior written notice of Landlord’s intention to terminate this Lease pursuant to this Section 1.02 (the “Early Termination Notice”) no later than three (3) months prior to the Early Termination Effective Date.  If Landlord terminates this lease pursuant to this Section 1.02 on the Early Termination Effective Date, Landlord shall, within sixty (60) days after the Early Termination Effective Date, pay to either Tenant or Parent, at Parent’s written request, an amount (such amount referred to herein as the “Early Termination Fee”) in cash equal to (i) one hundred percent (100%) of the approved, documented costs actually incurred by Parent or Tenant for Capital Expenditures and Repair and Retrofit Activities as defined in the Project Agreement, which amount shall in no event exceed $2,350,945, plus (ii) actual documented Startup Losses in an amount not to exceed two million dollars ($2,000,000), if any, plus (iii) an amount equal to eight percent (8%) of the total amounts set forth in (i) and (ii) above multiplied the number of full twelve month periods (and with respect to any period less than twelve (12) months, a fraction based on the number of months remaining in such twelve (12) month period) from the Lease Commencement Date until the Early Termination Effective Date.  Notwithstanding anything herein to the contrary, Landlord shall have the right to reduce and set-off against the amount of the Early Termination Fee payable by Landlord by the dollar amount of damages directly resulting from any uncured default by Tenant.  Upon such termination, this Lease shall be null and void and neither party shall have any liability or obligations hereunder except as otherwise expressly set forth herein.  In the event of a Change of Control (as said term is defined in the Project Agreement) of Landlord, or the Keyes Plant Assets (as said term is defined in the Project Agreement) are sold, and Landlord reimburses Tenant or Parent in accordance with Section 9.4(h) of the Project Agreement, then (x) no additional Early Termination Fee or any other amount shall be paid or payable by Landlord under this Section 1.02, and (y) this Lease shall terminate and be null and void simultaneously with the consummation or closing of such Change of Control of Landlord or sale of the Keyes Plant Assets.

RENT

Section 2.05 Progress Payment shall be amended and restated to read in its entirety as follows:

“Section 2.05  Progress Payment.  On or about October 29, 2010, Tenant paid Landlord as a progress payment the amount of Five Hundred Thousand Dollars ($500,000) via wire transfer.  In addition, commencing January 1, 2011, Tenant was required to pay a monthly progress payment on the 1st day of each month of Two Hundred Fifty Thousand Dollars ($250,000) until the Lease Commencement Date has occurred (the foregoing payments being referred to herein as the “Progress Payments”).  Tenant, however, has not paid the Progress Payments for January 1, February 1 and March 1, of 2011, and a total amount of Seven Hundred Fifty Thousand Dollars ($750,000) is due and owing to Landlord.  Starting April 1, 2011, Tenant shall pay Landlord the amount of Fifty Thousand Dollars ($50,000) on the first day of every month for fifteen months in order to repay such Seven Hundred Fifty Thousand Dollars ($750,000) in Progress Payments due to Landlord.  Commencing April 1, 2011, in addition to the Fifty Thousand Dollar ($50,000) monthly payments due above, Tenant shall continue to pay to Landlord the monthly Progress Payments of Two Hundred Fifty Thousand Dollars ($250,000) until the Lease Commencement Date.  In the month in which the Lease Commencement Date occurs, the Progress Payment paid to Landlord in such month shall be applied to the Base Rent for such month and no Base Rent shall be due for such month.  The Progress Payment(s) are not a lease payment and are not deducted from future lease payments due under the Lease Agreement.  The failure to pay any Progress Payment when due shall be deemed a material breach of this Agreement by Tenant.”

DEFAULT

Section 17.01(A) of the Lease Agreement shall be amended and restated to read in its entirety as follows:

“(a)  in the event Rent or any Progress Payment is not made when due hereunder.”

NO MODIFICATION

Except as expressly provided herein, nothing contained herein shall be construed as a waiver by Landlord of any covenant or provision of the Lease Agreement, the Project Agreement, or of any other contract or instrument among the parties hereto, and the failure of Landlord at any time or times hereafter to require strict performance by the Tenant, Parent-Sub or Parent of any provision thereof shall not waive, affect or diminish any right of Landlord to thereafter demand strict compliance therewith.  Landlord hereby reserves all rights granted under the Project Agreement and any other contract or instrument between the Landlord and the Tenant, Parent-Sub and Parent.

RELEASE

Release.  Although both Landlord, as a party to this Amendment, and Tenant, Parent Sub or Parent, or any of their affiliates (collectively, the “AE Entities”), as a party to this Amendment, regards their conduct as proper and do not believe that the other party has any claim, right, cause of action, offset or defense against the other party in connection with the execution, delivery, performance and administration of, or the transactions contemplated by, the Lease Agreement or the Project Agreement (collectively, the Transaction Agreements”), both parties as an inducement to enter into this Amendment and as consideration therefor, desire to eliminate any possibility that any past conduct, conditions, acts, omissions, events, circumstances or matters of any kind whatsoever could impair or otherwise affect any rights, interests, contracts or remedies of either party.  Therefore, the Landlord and each AE Entity unconditionally, freely, voluntarily and, after consultation with counsel and becoming fully and adequately informed as to the relevant facts, circumstances and consequences, jointly and severally releases, waives and forever discharges Landlord and each AE Entity, their respective officers, directors and employees from and against (a) any and all liabilities, indebtedness and obligations, whether known or unknown, of any kind whatsoever, (b) any legal, equitable or other obligations of any kind whatsoever, whether known or unknown, (c) any and all claims, whether known or unknown, under any oral or implied agreement with (or obligation or undertaking of any kind whatsoever of) which is different from or in addition to the express terms of the Transaction Agreements and (d) all other claims, rights, causes of action, counterclaims or defenses of any kind whatsoever, in contract or in tort, in law or in equity, whether known or unknown, direct or derivative, which such Landlord or any AE Entity or any predecessor, successor or assign might otherwise have against Landlord or any AE Entity or their respective officers, directors or employees on account of any conduct, condition, act, omission, event, contract, liability, obligation, demand, covenant, promise, indebtedness, claim, right, cause of action, suit, damage, defense, circumstance or matter of any kind whatsoever which existed, arose or occurred at any time prior to the Effective Date (as hereinafter defined).

Obligor Waiver and Indemnity.  To the extent any statute, doctrine or principle of law of any applicable jurisdiction might limit or restrict the effectiveness or scope of its release,  the Landlord and each AE Entity waives and releases (to the maximum extent permitted by law) any right or defense which it might otherwise have under any such statute, doctrine or principle of law restricting the right of any entity to release claims which such entity does not know or suspect to exist at the time of granting such release, which claims, if known, may have materially affected such entity’s decision to give such a release.

CONDITIONS TO EFFECTIVENESS

This Amendment shall become effective (the “Effective Date”) only upon satisfaction of the following conditions on or prior to March18, 2011.  If any of the conditions set forth herein are not satisfied in full by March 18, 2011, this Amendment shall be null and void and no longer in force or effect.

1.  Tenant shall have paid or cause to have been paid to Landlord the sum of $268,677.83 representing the insurance and other expenses due to Landlord;

2.  Tenant shall have paid or cause to have been paid to various vendors outlined in Ehhibit A the sum of $478,137.67 representing invoiced services provided to the Project Company;

3.  Tenant shall have provided evidence reasonably satisfactory to Landlord that all outstanding payments and invoices owed to vendors, contractors and others providing services or repairs to the Leased Premises have been paid in full.

4.  The conditions to the effectiveness of Amendment No. 2 to the Project Agreement dated as of the date hereof shall have been satisfied in full.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 to Lease Agreement the day and year first above written.

LANDLORD:

Cilion, Inc.,
a Delaware corporation

/s/ Kevin H Kruse
By:	Kevin H. Kruse
Title:	Chairman and Chief Executive Officer

TENANT:

AE Advanced Fuels Keyes, Inc.,
a Delaware corporation

/s/ Eric A McAfee
By:	Eric A. McAfee
Title:	Chairman and Chief Executive Officer

PARENT:

AE Biofuels, Inc.,
a Nevada corporation

/s/ Eric A McAfee
By:	Eric A. McAfee
Title:	Chairman and Chief Executive Officer

PARENT SUB:

AE Advanced Fuels, Inc.,
a Delaware corporation

/s/ Eric A McAfee
By:	Eric A. McAfee
Title:	Chairman and Chief Executive Officer